UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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ESS TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following is the text of an email sent by James Boyd, ESS’ Senior Vice President and Chief Financial Officer, to certain shareholders.]

I would like to highlight two particularly important items that appear on this year’s proxy statement of ESS Technology, Inc. (ESS or the Company): the amendment and restatement of the 1995 Equity Incentive Plan to extend the termination date of such plan from July 31, 2005 to July 31, 2010 and the reincorporation from California to Delaware.

In your consideration of the extension 1995 Equity Incentive Plan, please note that ESS went public in 1995 with 34.7 million shares. We have issued 13.7 million shares under our option plans and approximately 1 million shares under our employee stock purchase plan during our 10 year history as a public company. We have offset the dilution impact of these programs with an active repurchase program under which we repurchased 14.7 million shares. The Company currently has an authorization from its Board of Directors to purchase up to an additional 5.2 million shares. In addition ESS issued 2.3 million shares for acquisitions of key technology in 1995 and 1996 and completed a follow-on public offering of 2.5 million primary shares in January of 2002. We currently have 39.7 million shares outstanding or a 10 year dilution impact of 5 million shares or 14.4%, or 1.4% per year, for retention of employees, acquisitions of technology, and raising capital purposes. The 13.7 million shares issued under our option plans generated $39.7 million in proceeds and approximately $18.4 million in tax benefits for a total benefit to options of $58.1 million while our follow-on offering generated $45.1 million in proceeds. The repurchase of 14.7 million shares cost us $140.8 million, overall a good result when one considers the benefit of lower employee turnover. The purpose of the amendment and restatement is to enable the Company to continue the 1995 Plan through July 31, 2010 so that the Company will be able to use the shares remaining in the 1995 Plan share reserve that were previously approved by the Company’s shareholders to attract and retain qualified employees, officers, consultants and directors.

With regard to the Delaware reincorporation proposal, ESS sincerely thinks it is in the best interest of shareholders because it will aid ESS in attracting new, capable Board members. As noted by Institutional Shareholder Services (ISS), the Company’s overall governance rating is really quite good, ISS ranks ESS’s governance as better than nearly 80% of its industry peers. In preparation of the reincorporation proposal, we studied the Company’s anti-takeover profile and decided that ESS has very little anti-takeover protection in place without Section 203 of the Delaware General Corporation Law. The Company does not have a rights plan (some companies adopt them without shareholder input), it does not have a classified or staggered board, and the Company allows shareholders to act by written consent and 10% shareholders to call special meetings. In consideration of the Company’s light anti-takeover profile, the Board concluded that opting out of Section 203 of the Delaware General Corporation Law would further minimize the ability of the Board and the management to negotiate takeover bids to achieve maximum value for the Company and all of its shareholders. The Board believes that an unsolicited takeover attempt may have a negative effect on the Company and its shareholders. In addition, the “somewhat adverse” ISS recommendation on this proposal is based on factors that have little practical effect and ESS would argue each of them is actually beneficial to shareholder interests

Sincerely yours,

James Boyd